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                                                            EXHIBIT 2.3
                                                            Rolls No. 1055/1996
                                                            -------------------


                             Recorded in Dusseldorf
                              on October 30, 1996

                                   Before me
                   the undersigned notary Dr. Burkhard Punder
             in the district of the Court of Appeals in Dusseldorf
                     with place of residence in Dusseldorf

appeared today:

1) Dr. Kerstin Kopp, attorney at law, born on August 19, 1963 with place of office at Cecilienallee 6, 40474 Dusseldorf, personally known to the notary public acting not for herself but on the basis of the power of attorney attached to this deed for JFVG Siebzigste Vermogensverwaltungsgesellschaft mbH, a limited liability company existing under German law with its seat in Wiesbaden (transferred to Neunkirchen), registered in the Commercial Register with the County Court in Wiesbaden under number HRB 10111, hereinafter referred to as "Buyer" or "NEWCO";

2)   Mr. Axel Ganz, mechanical engineer, born on November 17, 1955, residing:
     ElstersteinstraBe 21 h, D-66386 St. Ingbert, identified by his passport, acting

     a)   for himself personally;
     b) as managing director of IWESA Gesellschaft fur qualifizierten Maschinenbau, with its seat in Saarbrucken, registered in the Commercial Register with the County Court in Saarbrucken under number HRB 9940;

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3)   Mr. Armin Becker, graduate in business management, born on September 5,
     1958, residing: ZiegelhuttenstraBe 22, D-66773 Schwalbach, identified by his passport, acting

       a)   for himself personally;
       b) as managing director of IWESA Gesellschaft fur qualifizierten Maschinenbau, with its seat in Saarbrucken, registered in the Commercial Register with the County Court in Saarbrucken under number HRB 9940;


     Mr. Ganz and Mr. Becker hereinafter jointly referred to as "Selling Shareholders" unless identified otherwise

The persons appearing requested the notary to notarize the following notarial deed in the English language. The notary and the persons appearing are in command of the English language. The persons appearing expressly waived the right to have an interpreter present and to receive a German translation of this notarial deed, after having been advised by the notary about their respective rights.

The persons appearing then requested the recording of the following:


                                    Preamble

Buyer is a fully owned subsidiary of INTERMET Corporation ("INTERMET") with its principal place of business in Troy, Michigan. IWESA Gesellschaft fur qualifizierten Maschinenbau ("IWESA" or the "Company") machines products for the vehicle and industrial machine industry, develops, constructs and produces machines, parts thereof and provides related services. IWESA has substantial special know-how, customer relations in Germany and other material and immaterial assets. INTERMET and the Selling Shareholders be-

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lieve that IWESA and its business will be substantially strengthened if the capital base of IWESA is broadened by means of INTERMET joining IWESA as a shareholder with a 49% participation in IWESA.


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                                                                            4



NOW; THEREFORE THE PARTIES AGREE AS FOLLOWS:



A    AGREEMENT ON THE SALE AND TRANSFER OF SHARES IN A LIMITED LIABILITY COMPANY

     Definitions:

     Assigned shares shall have the meaning set forth in Section 2.3 of this Agreement.

     Best Knowledge of Sellers shall have the meaning as set forth in section
     8.4 of this Agreement

     Claim shall have the meaning set forth in Section 6.2 of this Agreement.


     IWESA, Company shall have the meaning set forth in the Preamble of this Agreement.

     Selling Shareholders are Mr. Ganz and Mr. Becker.

     Buyer, NEWCO means JFVG Siebzigste Vermogensverwaltungsgesellschaft mbH

     Shares shall have the meaning set forth in Section 1.1 of this Agreement.

     Closing Date shall have the meaning set forth in Section 3 of this Agreement.

     Closing Financial Statements shall have the meaning set forth in Section
     4.1 of this Agreement.

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     Appointed Auditors shall have the meaning set forth in Section 4.3 of this
     Agreement.

     Net Asset Value Certificate shall have the meaning set forth in Section
     4.3 of this Agreement.

     Purchase Price shall have the meaning set forth in Section 5 of this Agreement.

     Audited Financial Statements shall have the meaning set forth in Section
     7.5.1 of this Agreement.

     Leased Property shall have the meaning set forth in Section 7.6.2 of this Agreement.

     Employees shall have the meaning set forth in Section 7.11.1 of this Agreement.

     Material Contracts shall have the meaning set forth in Section 7.12.1 of this Agreement.

     Taxes shall have the meaning set forth in Section 7.14.3 of this Agreement.


                                   Article 1
                             Object of the Purchase

1.1 Mr. Becker and Mr. Ganz jointly hold all shares in IWESA (the "Shares" whose total registered share capital amounts to DM 1,000,000 (Deutsche Mark one million) as follows:


           Mr. Becker:  one share in the nominal value of DM  35,000
                        one share in the nominal value of DM 365,000

           Mr. Ganz:    one share in the nominal value of DM 65,000

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                                                                              6

                        one share in the nominal value of DM 535,000.


1.2 By virtue of a shareholder's resolution the Selling Shareholders resolve to consolidate their respective shares as follows:


           Mr. Becker:  one share in the nominal value of DM 400,000
           Mr. Ganz:    one share in the nominal value of DM 600,000


1.3 For the purpose of selling their respective shares the Selling Shareholders hereby split their shares as follows:

           o The share in the nominal value of DM 400,000 held by Mr. Becker is hereby split into one share in the nominal value of DM 291,800 and one share in the nominal value of DM 108,200.

           o The share in the nominal value of DM 600,000 held by Mr. Ganz is hereby split into one share in the nominal value of DM 437,700 and one share in the nominal value of DM 162,300.

     The total of all shares in IWESA are hereinafter referred to as the Shares.


                                   Article 2
                               Sale and Transfer

2.1 Mr. Becker hereby sells and assigns his share in the nominal value of DM 108,200 as per the Closing Date to the Buyer, who accepts such transfer.

2.2 Mr. Ganz hereby sells and assigns his share in the nominal value of DM 162,300 as per the Closing Date to the Buyer who accepts such transfer.

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2.3  The sale of the shares referred to in section 2.1 and section 2.2 hereof
     (the "Assigned Shares") includes all ancillary rights relating thereto, in particular the right to participate in the profits for the current business year.

2.3 The requirement contained in section 8 of IWESA's Articles of Association to obtain the consent of the shareholder's meeting prior to a transfer of shares is hereby waived by the Selling Shareholders. The Selling Shareholders also waive their respective rights under section 9 of IWESA's Articles of Association ("Anbietungspflicht").

2.4 The Selling Shareholders in their capacity as managing directors of IWESA hereby confirm that the transfer of the Assigned Shares to the Buyer has been notified to them in accordance with section 16 GmbHG.

2.5 The approval of Saarlandische Kapitalbeteiligungsgesellschaft ("KBG") in accordance with the Agreement, dated August 8, 1995 is attached as Appendix 2.5.


                                   Article 3
                                  Closing Date

The Closing Date shall be October 31, 1996, 24.00 o'clock German time or such other date and time the parties may agree in writing.


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                                                                            8


                                   Article 4
                          Closing Financial Statements

4.1 Immediately following the Closing Date the Parties will procure that the Company will prepare financial statements (balance sheet and profit and loss statement), including a physical inventory for IWESA as per the Closing Date. ("Closing Financial Statements"). Representatives of the Buyer shall have full access to all documents and working papers relating to the preparation of the Closing Financial Statements and shall have a right to participate in preparing the Closing Financial Statements.

4.2 The Closing Financial Statements will be prepared in accordance with generally accepted accounting principles and German statutory requirements applicable to limited liability companies, observing balance sheet continuity. The Closing Financial Statements will be prepared in such form and detail to allow a transformation into US-GAAP.

4.3 The Closing Financial Statements will be audited by Ernst & Young (the "Appointed Auditor") or any other auditor the parties shall agree upon.




                                   Article 5
                                 Purchase Price

5.1 The purchase price for the Assigned Shares, shall amount to DM 4,000,000 (in words: Deutsche Mark four million) (the "Purchase Price"). Mr. Becker and Mr. Ganz shall be joint and several creditors and debtors for the Purchase Price. The Purchase Price shall be paid via bank transfer to the following joint account of the Selling Shareholders on the Closing Date, provided that the Selling Shareholders present evidence that

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                                                                             9

     the balance of the share capital in the amount of DM 495,000.00 has been paid to IWESA.


           Bank:        Kreissparkasse Saarlouis,
           Bank Code:   593 501 10,
           Account-no.: 212 781 298


                                   Article 6
                                Tax Indemnities

6.1 The Selling Shareholders hereby guarantee that upon first demand the Selling Shareholders will indemnify and hold harmless IWESA if, due to a field audit or any other circumstance, Taxes will become payable for IWESA relating to events or periods before the Closing Date regardless of cause, except where payments have been refunded to IWESA.

6.2 The obligation to hold harmless and indemnify shall exist whenever the Purchaser, IWESA or the successors is obliged to make a payment in connection with such obligation irrespective whether or not such obligation is already final and unappealable.

6.3 Without limiting the applicability of the above in any way, the Purchaser and the Seller will cooperate in defending any claims of third persons against IWESA to the extent that such defense appears to be reasonable.



                                   Article 7
                         Representations and Warranties

7.1 The following representations and warranties relate to IWESA and its business.

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7.2   The Selling Shareholders represent and warrant as joint and several debtors as of the Closing Date the completeness and correctness of all facts and circumstances mentioned or described below. These warranties constitute "zugesicherte Eigenschaften" of the Selling Shareholders.

7.3   IWESA


7.3.1 IWESA has been duly incorporated and is validly existing under the laws of Germany.

7.3.2 There has been no proposal made or resolution adopted by the respective shareholders for the dissolution and liquidation of IWESA or a merger of IWESA with any other company.

7.3.3 No application is pending to declare IWESA bankrupt and no application for composition proceedings is pending.

7.3.4 The Articles of Association of IWESA read in conformity with the copy thereof attached as Schedule 7.3.4 and no shareholders' resolutions exist relating to the change thereof.

7.3.5 The excerpt from the Commercial Register for IWESA attached as Schedule
      7.3.5 is correct and complete. All shareholders' resolutions or other circumstances capable of being registered are reflected in this excerpt.

7.3.6 IWESA is not bound by "Unternehmensvertrage" within the meaning of
      Section 291 et. seq. German Stock Corporation Act.

7.3.7 IWESA does not and has not held shares or other interests in other companies or similar entities.


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7.4   Shares


7.4.1 The factual information relating to the Shares given in Article 1 of this Agreement is complete and correct.

7.4.2 The Selling Shareholders hold jointly 100% of all Shares in IWESA.

7.4.3 All Shares of IWESA have been paid in full as disclosed to the Buyer and they have not been reduced in whole or in part by losses or distributions.

7.4.4 IWESA does not hold, and has not since 1993 held, any shares or an interest in any other company, partnership or similar entity.

7.4.5 No resolution has been adopted to increase the registered share capital of IWESA or to issue additional shares; no rights, including options, have been granted, relating to the Shares.

7.4.6 The Shares are free and clear of any rights of pledge, charges, liens, attachments, usufructs or any other encumbrances or obligatory rights of third persons, including, but not limited, to option rights and rights of first refusal, in favor of any third party. The Selling Shareholders can dispose of the Shares and Partnership Interests without the cooperation, approval or violation of rights of third persons. There are no sub-interests ("Unterbeteiligungen") in the Shares. The Silent Partnership Agreement KBG is attached as Schedule 7.4.6.

7.4.7 Since 1 January 1995 no (interim) dividends have been declared on the Shares nor have any rights to a future dividend or other rights with respect to IWESA' profits been committed, transferred or pledged to third parties.

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7.4.8 No restrictions on the transfer of the Shares than those set forth in the Articles of Association of IWESA are in effect.

7.5   Financial Information

7.5.1 The audited year end financial statements of IWESA as of December 31st 1993, 1994 and 1995 including cash flow status
      ("KapitalverkehrsfluBrrechnung) Audited Financial Statements") (including the apportionment of its equity for tax purposes
      ("Gliederung des verwendbaren Eigenkapitals"):

7.5.1.1 have been prepared in accordance with all applicable laws and accounting principles with respect to the preparation of annual accounts ("GAAP") and applied on a consistent basis;

7.5.1.2 provide such insight into the financial position of IWESA that a responsible judgment can be made regarding the assets and the results and also regarding the solvability and liquidity of IWESA;

7.5.1.3 present, in as far as the profit and loss accounts with the notes are concerned, correctly, clearly and consistently the results of IWESA;

7.5.1.4 present, in as far as the balance sheets are concerned, correctly, clearly and consistently the financial position of IWESA (the nature and amount of IWESA's assets, liabilities and shareholders' equity) at the respective balance sheet dates.

7.5.2 Each of the Audited Financial Statements of IWESA have been furnished with an unrestricted auditor's certificate by IWESA's auditors.

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7.5.3   All accounts, books, ledgers, financial and other records of IWESA
        (including financial information and data stored electronically):

        (a) are in the possession of IWESA;
        (b) have been properly and accurately maintained;
        (c) contain materially true, complete and accurate records of all matters required to be entered in them by the law; and
        (d)  have been held for the period required by law.

7.5.4 On the relevant balance sheet dates for the Audited Financial Statements and the Closing Financial Statements there are no liabilities or commitments of IWESA, contingent or otherwise, matured or unmatured, not included or provided for in the Audited Financial Statements which are required under German GAAP to be included or provided for. There was no need to provide for additional provisions or increase existing provisions.

7.5.5 All accounts receivable reflected in the Audited Financial Statements or the Closing Financial Statements will be collected in full, within one hundred and eighty days from the Closing Date, except in as far as provisions will be made in this respect in the Closing Financial Statements.

7.5.6 All supplies and stocks of IWESA have been valued in accordance with the principle of "Lower-of-cost-or-market-value".

7.5.7 IWESA has at least DM 4,000,000 of working capital ("Umlaufvermogen") in the sense of sec. 266 German Commercial Code ("HGB") as per Closing.

7.5.8   Since December 31, 1995

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7.5.8.1 There have been no changes in the condition, financial or otherwise, of
        IWESA, which have had or might have a material adverse effect on its net worth or in general its business, results or financial condition;

7.5.8.2 IWESA has not entered into any transaction or incurred any liability or obligation which individually or in the aggregate was material to their business other than transactions concluded and/or liabilities or obligations incurred in the ordinary course of business of IWESA, in particular no direct or indirect payments have been made to the Selling Shareholders or entities controlled by the Selling Shareholders, except as expressly provided for in this Agreement;

7.5.8.3 There has not been any damage, destruction, or other casualty loss (whether or not covered by insurance), affecting the business or assets of IWESA which has had or would reasonably be expected to have a negative effect on IWESA;

7.5.8.4 There have not been any incurrence, assumption or guarantee by IWESA of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

7.5.8.5 There has not been any change in any method of accounting or accounting practice by IWESA;

7.5.8.6 There have not been any (i) grant of any severance or termination payment to any managing director or other employee of a Company, (ii) increase in benefits payable under the severance or termination policy of IWESA or any employment agreement or (iii) increase in

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                                                                            15

         compensation, bonus or other benefits payable to the managing directors or other employees of IWESA by IWESA, other than in the ordinary course of business consistent with past practice.

7.5.10 Schedule 7.5.10 lists completely all bank loans and other loans taken out by IWESA together with their respective main terms and conditions. The total amount outstanding under these loans does not exceed the equivalent of DM 30,000,000.

7.5.11 There exists no indebtedness of IWESA to persons related to the Selling Shareholders.

7.5.12 None of the loan facilities granted to IWESA is conditional upon or otherwise dependent on the guarantee or support or indemnity of, or any security provided by, a third party other than IWESA.

7.5.13 IWESA has not factored or encumbered its receivables except as disclosed in Schedule 7.5.13.

7.6    Real Property

7.6.1  IWESA does not and did not at any time hold title to any real property.

7.6.2 Real property set forth in Schedule 7.6.2 (the "Leased Property") has been leased (Miete, Pacht) by IWESA on the terms and conditions stated in such Schedule and fully suitable for the purpose for which they are leased.

7.6.3 All obligations towards the lessors arising from the lease agreements referred to in the preceding subsection have been complied with. There are no disputes regarding those agreements pending or threatening.

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7.6.4 Neither public law nor rights of third parties prohibit or restrict the present use of the Leased Property. No construction on or use of the Leased Property has taken place without the necessary licenses or permits.

7.6.5 The Leased Property (including buildings) are in a good state of maintenance and repair and as far as the Leased Property is concerned in accordance with all terms of the relevant lease agreements, taking into consideration normal wear and tear.

7.6.6 Neither IWESA nor any entity to whom IWESA can be considered a legal successor did since its incorporation possess any real property other than the Leased Property. The Buyer acknowledges that E. Haaf Sawema had real property.

7.6.7 To the Best Knowledge of Sellers and after due and diligent investigation, the Leased Property does not contain any asbestos or other material which is damaging to health. The Sellers submit in this respect the declaration attached as Schedule 7.6.7.

7.6.8 To the Best Knowledge of Sellers and after due and diligent investigation, the Leased Property, its surroundings and its groundwater is not polluted or contaminated. The Sellers submit in this respect the declaration attached as Schedule 7.6.8.

7.7   Other Property and Inventory


7.7.1 IWESA has good and marketable title to all movable property in its possession, including the machinery (the "Personal Property"), the main items of which are listed in Schedule 7.7.1. All properties acquired or disposed of between 31

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                                                                             17

      December 1995 until October 30, 1996 are listed in Schedule 7.7.1b.

7.7.2 Except for customary retention of title the Personal Property is not subject to any attachments or charged with any pledges, liens or charges.

7.7.3 The Personal Property on the Closing Date will be in a good state of maintenance and repair, taking into consideration normal wear and tear, and there is no backlog in maintenance.

7.7.4 The inventory reflected in the Audited Financial Statements and those maintained at the Closing Date were acquired or produced or shall be acquired or produced in the ordinary course of business of IWESA and are or will be of a good and merchantable quality and their quantity is adequate for the level at which the business of IWESA is currently run and is not excessive.


7.8   Legality and Business Operation


      To the Best Knowledge of Sellers and after due and diligent investigation,

7.8.1 the conduct of the operations and the business of IWESA do not violate any provisions of any applicable laws, orders, regulations or requirements, including but not limited to any laws, orders, regulations or requirements of any EC institution or any federal, state or municipal administrative body or entity having competence in relation thereto. This applies, in particular but not limited to any environmental laws and regulations. The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA;

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7.8.2 IWESA has complied with all EC and/or national and/or state and/or municipal laws, provisions, regulations and orders in respect of employment and employment practices and particularly in respect of work place protection, hygiene and safety protection;

      The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA.

7.8.3 There are no past or present events which may interfere with the conduct of the business of IWESA or prevent their continued compliance with any of the said laws, provisions, regulations and orders, or which may give rise to any liability, or otherwise form the basis of any claim, proceeding or investigation, based on or related to the use, storage or disposal or the release into the environment, of any pollutant, hazardous material or other substance or material with respect to IWESA or its business;

      The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA.

7.8.4 IWESA has at its disposal all licences and permits as are necessary for carrying out and continuing its operations and business at the place and in the manner and capacity as presently conducted, as well as in accordance with its designed capacity;

      These licences and permits are in full force and are not subject to conditions other than the conditions contained in these licences themselves and do not require any further expenditure by IWESA for the term of the respective license or permit.

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      The said permits and licences have neither been suspended, revoked nor restricted, nor is a suspension, revocation or restriction impending or reasonably anticipated.

      The operations and the business of IWESA are carried out in a manner which is consistent with the said licences and permits.

      The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA.

7.8.5 there have been no serious industrial injuries suffered during the period from 31 December 1993, which may lead to a claim against IWESA which is not fully covered by insurance. There have been no employment-related illnesses or accidents suffered by any employee at any time that may lead to a claim against IWESA. There are no unsettled complaints by public authorities or the competent "Berufsgenossenschaft" (Occupational Health and Safety Insurance Board);

      The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA.

7.8.6 The products produced and distributed by IWESA were and are in compliance with all applicable EC, federal, state or other laws and regulations as well as with all applicable industrial standards, like ISO, DIN and the like;

      The conduct of the business of IWESA does not violate any provision of the above laws, orders etc. in a way which would have a material adverse effect on IWESA.

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      The qualification of the representatives and warranties under Article
      7.8 to the Best Knowledge of Sellers and after due and diligent investigation shall not apply to the representation and warranty given in the last paragraph of each of the Articles 7.8.1 through 7.8.6.

7.9   Insurance


7.9.1 IWESA has purchased and maintained in full force and effect the insurance policies listed in Schedule 7.9.1.

7.9.2 All due premiums on the mentioned policies have been paid and to the Best Knowledge of Sellers and after due and diligent investigation, all obligations under these policies have been fulfilled by IWESA.

7.9.3 To the Best Knowledge of Sellers and after due and diligent investigation, the above-mentioned policies contain accurate descriptions of the insured properties and persons and offer IWESA full cover against all risks normally insured against by IWESA or persons carrying on a similar business and in particular adequately insure the assets of IWESA. The Sellers submit in this respect the declaration attached as Schedule 7.9.3.

7.9.4 Each of the above-mentioned policies will remain in effect for at least until December 31, 1996.

7.9.5 No notifications have been received with regard to the non-renewal of any policy.

7.9.6 There are no circumstances which may nullify any policy or to the Best Knowledge of Sellers and after due and diligent investigation which may cause premiums or deductibles to be increased.

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7.10   Intellectual and Industrial Property


7.10.1 IWESA is or the Selling Shareholders are the sole and exclusive owner/holder of the licenses, patents, trade and service marks, model and design rights described and listed by registration number in Schedule 7.10.1a or used in its business. None of the aforementioned licences, patents, marks, model and design rights or copyrights is encumbered or is subject to an agreement for its encumbrance by any right in favor of a third party, including usage rights, licences, pledges or usufructs. There exist no licences for industrial property rights which IWESA uses or holds under non-exclusive license agreements. The selling shareholders undertake to assign all patents and trademark (Patente und Gebrauchsmuster) necessary for the business of IWESA to IWESA.

7.10.2 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA has taken all measures necessary to preserve and maintain the aforementioned licences, patents, marks, model and design rights and copyrights and has registered them in the name of IWESA. None of such registrations has lapsed.

7.10.3 IWESA has not undertaken any obligation with respect to its know-how, trade secrets, confidential information or lists of customers or suppliers and have not communicated any of the foregoing or permitted any of the foregoing to be communicated to third parties.

7.10.4 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA is fully authorized to carry on their business under the trade names listed in Schedule 7.10.1 a.

7.10.5 The licenses, patents, marks, model and design rights and copyrights held by IWESA are sufficient for the carrying on of its business in the present form. To the Best Knowledge of Sellers and after due and diligent investigation, the carrying on of IWESA's business does not infringe upon intellectual and industrial rights of any third party and

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       IWESA are not liable for
       the payment of any royalty or compensation in any form in connection with intellectual and industrial property rights of any third party. To the Best Knowledge of Sellers and after due and diligent investigation, there exists no infringements of intellectual and industrial rights of any third party which would have a material adverse effect on IWESA.

7.10.6 IWESA has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Buyer any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

7.11   Employees and Pensions


7.11.1 IWESA has no employees other than those listed in Schedule 7.11.1 hereto which list includes part-time employees and also the managing directors (collectively: the "Employees"), their date of birth, date of entry into service, current salary and benefits and their position. Apart from the Employees no person can claim to have a (full-time or part-time) employment agreement with IWESA.

7.11.2 Schedule 7.11.2 lists the collective labor agreement(s) applicable to the Employees and all other existing agreements concluded with trade unions or the work councils and the "Firmentarifvertrag", dated June 1, 1995 between IWESA and IG Metall.

7.11.3 The principal terms of the contracts of such Employees which are not covered by collective labour agreements are disclosed in Schedule 7.11.3.

7.11.4 IWESA has no obligation, whether legally or established by custom, to pay or grant to any of its current or former Employees or directors any salary, fringe benefit or premium save as reflected in the Closing Financial Statements or in Schedule 7.11.1.

7.11.5 Except as provided in the Closing Financial Statements IWESA has no obligations with respect to pension payments or contributions for current or former employees or directors.

7.11.6 IWESA has no obligations arising from the termination or cancellation of any of its employment agreements, except as provided in the Closing Financial Statements or in Schedule 7.11.6.

7.11.7 There is no profit sharing, saving, (early) retirement (other than contained in any collective labour agreement or customary within the industry), in effect with or in respect for Employees and/or others.

7.11.8 To the Best Knowledge of Sellers and after due and diligent investigation, and save to the extent (if any) to which provision has been made in the Closing Financial Statements:

7.11.8.1 no liability has been incurred by IWESA for breach of any contract of service or services for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment or for services;

7.11.8.2 no gratuitous payment has been made or promised by IWESA in connection with the actual or proposed termination or suspension of employment or variation or any contract of employment of any present or former director or employee.

7.11.9 There are no schemes in operation by, or in relation to, IWESA under which any employee of IWESA is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of IWESA except as described in Schedule 7.11.9.

7.12   Material Contracts


7.12.1 Except for the contracts and commitments disclosed in Schedule 7.12.1 (collectively: the "Material Contracts"), IWESA is not a party to or in any way bound by:

7.12.1.1 any lease or hire-purchase agreement for a period of more than six months and exceeding yearly expenditures equivalent to DM 25,000;

7.12.1.2 any contract for the purchase of goods or services for a period of more than twelve months and/or exceeding an amount equivalent to DM 50,000;

7.12.1.3 any sales or similar agreement providing for the sale by IWESA of goods for a period of more than twelve months and/or exceeding an amount equivalent to DM 50,000;

7.12.1.4   any partnership, or joint ventures;

7.12.1.5   loan agreements and other banking and overdraft facilities;

7.12.1.6   any agency or distributorship agreement;

7.12.1.7 any contract or other document that substantially limits the freedom of IWESA to compete in any line of business or with any person or in any area which would so limit the freedom of IWESA after the Closing Date;

7.12.1.8 any contract or commitment concerning the business of IWESA as a whole;

7.12.1.9   any power of attorney granted to third parties;

7.12.1.10 any guarantee, suretyship or indemnity in favor of third parties or an agreement to provide security in favor of third parties;

7.12.1.11 any mortgage, pledge or other security interest (including an assignment of claims) except as stated in the Audited Financial Statements;

7.12.1.12 any agreement outside the ordinary course of business and/or not a arm's length.

7.12.1.13  any other capital commitment exceeding a value of DM 50,000.

7.12.2 To the Best Knowledge of Sellers and after due and diligent investigation, neither IWESA nor any other party to the Material Contracts are in breach of any provision of, or in default under, the terms of any Material Contract, where such breach or default would reasonably be expected to have a materially adverse effect on the business of IWESA.

7.12.3 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA is not a party to any contract which shall or is likely to be terminated or changed by another party, nor is there any reason to believe that any customer or supplier of IWESA will terminate or limit its business with IWESA as a result of the conclusion of this Agreement and related agreements. IWESA is not a party to any contract which could be terminated or changed due to the conclusion of this Agreement ("change of control") except the Silent Partnership Agreement with KBG.

7.12.4 To the Best Knowledge of Sellers, the conclusion of this Agreement and related agreements does not conflict with or result in the termination of or accelerate the performance required by or under any contract to which IWESA are a party, nor will it constitute a default thereunder.

7.12.5 IWESA has not given or made any guarantee, warranty or representation in respect of articles or trading stock sold or contracted to be sold by it save for any warranty or guarantee implied by law or made or given in accordance with IWESA's normal terms of trading and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock.

7.13   Violations and Litigation


7.13.1 To the Best Knowledge of Sellers and after due and diligent investigation, neither IWESA, nor any of its employees in the course of the employment, has violated any laws of Germany, or the laws of any other country, which violation could lead to a judicial decision, arbitration award or any other judgment or ruling by any judicial or arbitration court or governmental or regulatory authority or body which could materially affect the financial or commercial position of IWESA.

7.13.2 No conflicts have arisen in the past three years between IWESA and the Employees except on an individual basis, and to the Best Knowledge of Sellers and after due and diligent investigation, there are no existing circumstances which could lead to such a collective labor dispute.

7.13.3 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA is not a party to any agreement or arrangement which contravenes the Act against Restraints on Competition ("Gesetz gegen Wettbewerbsbeschrankungen") or comparable provisions in other countries or which is or should have been registered under the aforementioned Act or was or should have been notified to the European Commission under
       Article 85 of the EC Treaty.

7.13.4 IWESA has received no notice, summons or official request of any kind from the European Commission or from the authorities in Germany or in any other country, competent in anti-trust or competition matters, with respect to any aspect of IWESA's activities.

7.13.5 IWESA is not engaged in criminal, civil (including proceedings before labor courts), administrative, arbitration or any other type of legal proceedings against or affecting IWESA, nor to the Best Knowledge of Sellers and after due and diligent investigation, there are any such proceedings or any investigations threatened against IWESA other than disclosed in Schedule 7.13.5.

7.14.  Taxes


7.14.1 IWESA has filed completely and correctly all declarations and documents in connection with Taxes (as defined hereunder) in accordance with all tax laws and tax regulations and paid all Taxes on or before their respective due dates or has fully reserved for all Taxes not yet due. IWESA have kept proper and complete records in relation to all matters relating to Taxes.

7.14.2 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA will not lose any tax relief or tax benefit as the consequence of consuming this transaction or as a consequence of any events or actions of IWESA or the Selling Shareholders before the Closing.

7.14.3 The term Taxes shall for the purposes of this Agreement mean all Abgaben, Steuern, Beitrage, Steuerabzugsbetrage, Zolle and all types of contributions to mandatory insurance schemes.

7.15   Conduct of business


7.15.1 The tangible and intangible assets as well as all rights and know-how held by IWESA are sufficient for IWESA to continue its business as conducted in the past.

7.15.2 IWESA does not have any of its records, systems, or data recorded or operated or otherwise wholly or partly dependent on, or held by, any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access to it and from it) are not under the exclusive ownership and direct control of IWESA.


7.16.  Arrangements with the Selling Shareholders


       Except as for the lease agreements with Sellers for a garage, dated May 30, 1994, IWESA is not a party to any agreement or arrangement with any of the Selling Shareholders or any person or entity related to any of the Selling Shareholders.

7.17.  Product Liability


       No claims for defective products or product liability exist, have been filed or notified against IWESA, nor have the Selling Shareholders or IWESA any reason to believe that any such claims will be brought forward. Up to the date hereof there were no serial defects.


7.18   Grants and subsidies


7.18.1 As a result of the conclusion of this Agreement no grants, subsidies or similar benefits from any governmental, state, municipality, or EC authority will become repayable, in whole or in part.

7.18.2 Full particulars of all grants, allowances, subsidies, applied for or paid or made to IWESA during the last three years by, and of all outstanding claims by IWESA for, any grant or allowance from, any supranational, national or local authority or government agency are set out in Schedule 7.18.2, nor will the sale of the Assigned Shares or subscription to new shares by the Buyer result in all or any part of such grant or allowance becoming repayable or forfeited or in a claim not being granted. To the Best Knowledge of Sellers and after due and diligent investigation, IWESA has not done or failed to do any act or thing which could result in the foregoing.

7.19   Miscellaneous


7.19.1 To the Best Knowledge of Sellers and after due and diligent investigation, IWESA will not be subject to any claims brought by a third party in connection with any assets formerly owned or used by IWESA.

7.19.2 To the Best Knowledge of Sellers and after due and diligent investigation, there are no material facts or circumstances, in relation to the assets, business or financial condition of IWESA which have not been fully and fairly disclosed in writing to the Buyer and which, if disclosed, might reasonably have been expected to affect the decision of the Buyer to enter into this Agreement.

7.19.3 None of the Selling Shareholders uses his entire assets or substantial parts (90%) thereof by entering into or by performing his or her obligations under this Agreement. The Selling Shareholders live in Gutertrennung.



                                   Article 8

                               Legal Consequences


8.1 If one or more warranties or representations of the Selling Shareholders or information provided by the Selling Shareholders during the negotiations should turn out to be incomplete or incorrect, the Buyer has a claim for damages for non-performance ("Schadensersatz wegen Nichterfullung") proportionate to his ownership share.

8.2 The Buyer may also demand that the Selling Shareholders do everything necessary to create a financial situation with respect to IWESA and its business which complies with the representations and warranties given under this Agreement, in particular by paying such amounts to IWESA which are necessary to enable IWESA to pay dividends in such quantity which it would have been paid had the representations and warranties been correct and complete.

8.3 The Buyer may raise Claims only to the extent that they exceed DM 50,000 in the aggregate. If the Claims of the Buyer exceed DM 50,000 in the aggregate, the Sellers shall be li-

                                                                      31 & 32

       able for the full amount of all such
       Claims. For all Claims in connection with Taxes, the Seller shall be liable in full.

8.4 Section 464 of the German Civil Code and Section 377 of the German Commercial Code are herewith excluded. In as far as Article 8 contains a reference to the Best Knowledge of Sellers, such knowledge shall comprise not only the knowledge of Sellers but also the knowledge of the employees of IWESA with positions described in the organization chart in Schedule 8.4.

8.5 The Buyer shall have no other remedy than those provided for in this Agreement.



                                   Article 9

                              Limitation of Claims


9.1 Claims of the Buyer under Art. 8 shall be limited in time two years after the Closing Date except in cases where this Agreement provide for longer periods of limitation.

9.2 Claims of the Buyer against the Selling Shareholders in connection with Taxes including claims for indemnification shall only be limited in time six months after the claims by the respective tax authorities have become time-barred.

9.3 Claims of the Buyer against the Selling Shareholders in connection with environmental matters and occupational health and safety matters shall become limited in time five years after the Closing Date.

9.4 Claims of the Buyer based on sections 7.3 and 7.4 hereof shall be limited after 30 years.

                                   Article 10

                         Covenants of Sellers and Buyer


10.1   Prior to the Closing Date the Selling Shareholders

10.1.1 will procure that IWESA will conduct its operations their usual and regular course and in the same manner as heretofore conducted;

10.1.2 will use their reasonable efforts to preserve intact the respective business organizations and goodwill of IWESA;

10.1.3 promptly notify the Buyer of any material emergency or other material change in the condition (financial or otherwise), business of IWESA, assets, liabilities or other aspect of IWESA's business;

10.1.4 consult with the Buyer regarding any matter materially affecting IWESA's business or financial position and any business decision outside the ordinary course of business.

10.2 Prior to the Closing Date the Selling Shareholders will procure that IWESA will pay all Taxes and file all tax returns and similar filings on or before their respective due dates.

10.3 Prior to Closing, the share capital of IWESA shall be increased from DM 1,000,000 to DM 1,430,400.

10.4 With effect as of Closing Date, the Shareholder's Agreement, attached as Annex 1 to this Agreement shall apply.

                                   Article 11

                                Confidentiality

Except with mutual prior consent, the Parties will keep confidence about any knowledge or information in connection with the conclusion of this Agreement and they will not disclose such information to third parties unless there is a legal obligations to disclose. This shall not apply in relation to the advisors of the Parties and any company affiliated with INTERMET Corporation. Any publications have to be agreed upon in advance.


                                   Article 12
                                    Notices

All notices and other material communication required or permitted under this Agreement shall be in writing,


           a) if to Buyer:  Mrs. Doretha Christoph or the person occupying her position, Intermet Corporation, 5445 Corporate Drive, Suite 200, Troy, Michigan 48098, USA



           b) if to Seller: Mr. Armin Becker, Geschaftsfuhrer, IWESA
                            Gesellschaft fur qualifizierten Maschinenbau mbH, Lebacher StraBe 6 a, 66113 Saarbrucken


or such other addresses as any such party may designate from time to time.

                                   Article 13

                                Costs and Taxes


Each party will be responsible individually for their own costs connected with the conclusion of this Agreement and taxes, including costs for their respective advisors and brokers, if any. Notarial fees and fees for the Federal Cartel Office, if any, will be split in equal parts between the Seller and the Buyer. Fees for the Commercial Register and notarial fees relating to this portion of the notarial deed will be paid for by IWESA; possible transfer taxes will be borne by the Buyer.


                                   Article 14

                                 Miscellaneous


14.1 In the event any provision hereof is or becomes for any reason invalid whole or in part, the remainder of this Agreement shall not be affected. In such an event such a provision shall be considered to be agreed upon which the Parties would have chosen, had they known about the invalidity of such provision in order to reach to the economic aim of the provision to the furthest extent possible. This applies accordingly to issues which the parties would have addressed in this Agreement had they foreseen the factual situation underlying those issues ("contractual gaps").

14.2 Changes and amendments of this Agreement require written form, unless stricter form is required. This applies also to the change of this provision.

14.3 The Agreement contains all arrangements between the Parties and there are no side agreements. The Parties agree that with the conclusion of this Agreement all earlier agreements between the Parties relating to the subject matters addressed in this Agreement are superseded and shall cease to have any effect.

14.4 For all disputes arising out of this Agreement and related agreements, including any dispute regarding the validity of this Agreement, the Parties submit to the competent courts in Saarbrucken.

     This Agreement is governed by the laws of Germany.

14.5 Any institution of proceedings under this Article shall be preceeded by a meeting between Mr. Ganz, Mr. Becker and the Chief Executive Officer of INTERMET Corporation or his designate who shall negotiate in good faith to settle the matter in dispute.



With respect to certain schedules we refer to in the foregoing deed, the parties make reference to the notarial deed of Dr. Burkhard Punder, notary public, dated October 29, 1996, Rolls No. 1050/1996, in which the schedules have already been notarized. This document has been presented in the original at the time of this notarization. The persons appearing waive their rights to have the notarial deed read out aloud again and further waive their right to have the notarial deed appended hereto. The parties hereby approve its contents.

The notary public has informed the parties that the contents of the above mentioned public deed will become binding upon the parties through conclusion of this Agreement.

The persons appearing declare that the notary public Dr. Burkhard Punder has read aloud the above record as well as the annexes attached hereto (excluding the powers of attorney), that such record in the notarial deed, Rolls No. 1050/1996 is in compliance with their intention and that they have personally signed this deed in the presence of the notary as follows.

                                    [SIG]

                         [SIG]                 [SIG]



                                    [SIG]